EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

At Hall, Kinion & Associates, Inc.

Investor Contact:

Martin Kropelnicki

Vice President & CFO

(415) 895-2200

HALL KINION ANNOUNCES RESTRUCTURE OF TECHNOLOGY DIVISION

Novato, CA—March 3, 2003—Hall, Kinion & Associates, Inc. (NASDAQ: HAKI), The Talent Source™, announced today its restructure of its Technology Division.

The Technology Division as of today, has been restructured, due to the continuance of the softening with the technology sector and slack demand. In doing so, 13 sales offices have been closed and 69 jobs eliminated.

As a result, the Technology Division is maintaining 18 sales offices and approximately 100 employees. A charge will be booked during the first quarter of 2003. The details of these changes will be discussed during the first quarter earnings’ call.

“In wake of the slowness in the technology sector and the current economic situation, we are positioning our Company for a return to profitability by restructuring,” stated Brenda Rhodes, CEO of Hall Kinion. “We continue to explore cost savings opportunities and are taking steps to grow revenue.”

About Hall Kinion & Associates

Hall Kinion & Associates, Inc., The Talent Source™, for specialized professionals, delivers world-class talent on a contract and full-time basis to high-demand sectors around the globe. The company finds, evaluates and places professional talent in more than 15 critical industries including: Technology, Government and Energy. Founded in 1991, Hall Kinion’s client list includes many of the world’s most prominent technology innovators such as Compaq, AT&T Wireless and IBM. The company currently operates in the United States and abroad. Hall Kinion’s Web site address is http://www.hallkinion.com.

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